As filed with the Securities and Exchange Commission on October 12, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D-Wave Quantum Inc.

(Exact name of Registrant as specified in its charter)

Delaware	88-1068854
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3033 Beta Avenue

Burnaby, British Columbia

Canada

Tel: (604) 630-1428

(Address, including zip code, of Registrant’s principal executive offices)

D-Wave Quantum Inc. 2022 Equity Incentive Plan

D-Wave Quantum Inc. Employee Stock Purchase Plan

DWSI Holdings Inc. 2020 Equity Incentive Plan

(Full title of the plan)

Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware

19808

(Name and address of agent for service)

(650) 560-4753

(Telephone number, including area code, of agent for service)

COPIES TO:

Alan Baratz 3033 Beta Avenue Burnaby, British Columbia Canada Tel: (604) 630-1428	Adam M. Givertz Ian M. Hazlett Christian G. Kurtz Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Tel: (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants in accordance with Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, but each such document constitutes, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

D-Wave Quantum Inc. (the “Registrant”) will furnish without charge to each person to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in each Section 10(a) prospectus. The Registrant will also furnish without charge to any person to whom a prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Legal Department of D-Wave Quantum Inc., 3033 Beta Avenue, Burnaby, British Columbia, Canada, telephone: (604) 630-1428.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with or furnished to the Commission are incorporated herein by reference:

1.

The Registrant’s prospectus (as amended and supplemented, the “Prospectus”), originally filed pursuant to Rule 424(b) under the Securities Act (File No. 333-263573) on July 13, 2022, as supplemented as of September 6, 2022 and September 27, 2022, relating to the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-263573), originally filed with the Commission on March 15, 2022;

2.	All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since August 5, 2022; and

3.

The description of the shares of common stock, par value $0.0001 per share (the “Common Shares”) contained under the section captioned “Description of D-Wave Quantum Securities” in the Registrant’s Registration Statement on Form S-4, initially filed with the Commission on March 15, 2022, as amended from time to time (File No. 333-263573), and incorporated by reference into the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 5, 2022, including any amendment or report filed for the purpose of amending such description, including the description of Common Shares contained under the section captioned “Description of D-Wave Quantum Securities—Common Stock Following the Transaction” in the Prospectus.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in the Registrant’s Bylaws. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is to be provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The exhibits listed under the caption “Index to Exhibits” of this Registration Statement are incorporated by reference herein.

Item 9. Undertakings

The Registrant hereby undertakes:

(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

3.1	Amended and Restated Certificate of Incorporation of D-Wave Quantum Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-263573) filed with the SEC on March 15, 2022).

4.1	2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.29 to the Registrant’s Current Report on Form 8-K (File No. 001-41468), filed with the Commission on August 11, 2022).

4.2	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.30 to the Registrant’s Current Report on Form 8-K (File No. 001-41468), filed with the Commission on August 11, 2022).

4.3	DWSI Holdings Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.35 to the Registrant’s Registration Statement on Form S-4 (File No. 333-263573) filed with the SEC on March 15, 2022).

4.4	Specimen Common Stock Certificate of D-Wave Quantum Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-263573) filed with the Commission on May 27, 2022).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Marcum LLP.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney (included on signature pages of this Part II).

107	Calculation of Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, Country of Canada, on this 12th day of October, 2022.

D-WAVE QUANTUM INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Alan Baratz and John M. Markovich, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8, or other appropriate form, and all amendments thereto, including post-effective amendments, of D-Wave Quantum Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Alan Baratz Alan Baratz	President & Chief Executive Officer and Director (Principal Executive Officer)	October 12, 2022

/s/ John M. Markovich John M. Markovich	Chief Financial Officer (Principal Financial and Accounting Officer)	October 12, 2022

/s/ Steven M. West Steven M. West	Chairman	October 12, 2022

/s/ Emil Michael Emil Michael	Director	October 12, 2022

/s/ Eduard van Gelderen Eduard van Gelderen	Director	October 12, 2022

/s/ Roger Biscay Roger Biscay	Director	October 12, 2022

/s/ Amy Cappellanti-Wolf Amy Cappellanti-Wolf	Director	October 12, 2022

/s/ Michael Rogers Michael Rogers	Director	October 12, 2022